Exhibit 99.1

PRESS RELEASE

CYTODYN EXTENDS DURATION OF STUDY

Santa Fe, New Mexico, May 24, 2011 – CytoDyn Inc. (the “Company”) (OTC:CYDY.PK) announced that it is providing additional funding to extend the current study being conducted by Dr. Eric S. Rosenberg at Massachusetts General Hospital. Details can be found at www.clinicaltrials.gov by entering “Cytolin.” The Company’s decision to extend the study was based on discussions with Dr. Rosenberg and a review of the existing data. “We are pleased that Dr. Rosenberg has completed his initial analysis regarding the potential mechanisms of action of Cytolin, and given the data set to date, a decision was made by the Company and Dr. Rosenberg to extend the study,” said Kenneth J. Van Ness, President and CEO of the Company. The extension will allow Dr. Rosenberg to further explore the initial findings regarding the potential mechanism of action. “We look forward to continuing our studies with the Company assessing the mechanism of action of Cytolin,” said Dr. Rosenberg.

The Company had previously disclosed that the study would be completed in January 2011, with the results to be reported at the discretion of Dr. Rosenberg. The Company’s agreement and this extension will allow Dr. Rosenberg to report initial results and any subsequent supporting data at his discretion and timeline. The Company anticipates the extended study to be completed in the 4th quarter 2011 although there is not a contractual obligation to do so in that timeframe.

Forward Looking Statements

The Press Release includes forward-looking statements and includes forward-looking information within the meaning of United States securities laws. These statements and this information represent the Company’s intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, of which many are beyond the Company’s control. These factors could cause actual results to differ materially from such forward-looking statements or forward-looking information. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “foresee,” “plan,” and similar expressions and variations thereof, identify certain of such forward-looking statements or forward-looking information, which speak only as of the date on which they are made. In particular, statements relating to the completion of the extended study are forward-looking statements and forward-looking information. The Company disclaims any intention or obligation to publicly update or revise any forward-looking statements or forward-looking information, whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned not to place undue reliance on these forward-looking statements or on this forward-looking information.

For more information please contact:

Douglas E. Jacobson

Controller

(505) 988-5520